Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results
Record Quarterly and Annual Revenue Drives Increased Profitability
(Minneapolis, MN, October 29, 2015) - Digi International® Inc. (NASDAQ: DGII) reported record revenue of $56.4 million for the fourth fiscal quarter of 2015, compared with $51.6 million for the fourth fiscal quarter of 2014, an increase of $4.8 million, or 9.4%. Net income for the fourth fiscal quarter of 2015 was $3.0 million, or $0.12 per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, in the prior year comparable quarter.
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization adjusted for gain from insurance recovery) in the fourth fiscal quarter of 2015 was $5.6 million, or 9.8% of total revenue, compared to $2.5 million, or 4.9% of total revenue, in the fourth fiscal quarter of 2014. See Reconciliation of Net Income to Adjusted EBITDA later in this earnings release.
"I am very pleased with the revenue and profitability results for our fourth quarter and full year 2015. Record setting revenue numbers in both the third and fourth fiscal quarters drove the company towards the highest annual revenue in Digi history. Even more importantly, increasing our profitability has been a key focus for the team, and we were successful in meeting that goal," said Ron Konezny, President and Chief Executive Officer. "As we start fiscal 2016, we look forward to maintaining our momentum of revenue and EBITDA growth. We expect to do this with an unrelenting focus on our core strengths in delivering mission-critical M2M solutions," continued Mr. Konezny.
Below is a table setting forth certain GAAP and non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q4 2015	Q4 2014	YTD 2015	YTD 2014
Total Revenue	$56,446	$51,612	$212,858	$192,701
Gross Profit	$26,682	$23,647	$98,031	$90,484
Gross Margin	47.3%	45.8%	46.1%	47.0%
Operating Income	$4,265	$426	$6,417	$125
Operating Income as % of Total Revenue	7.6%	0.8%	3.0%	0.1%
Net Income	$2,985	$426	$6,588	$1,751
Net Income per Diluted Share	$0.12	$0.02	$0.26	$0.07

Non-GAAP Results*
(in thousands, except per share data)	Q4 2015	Q4 2014	YTD 2015	YTD 2014
Adjusted Net Income	$3,007	$419	$5,455	$216
Adjusted Net Income per Diluted Share	$0.12	$0.02	$0.22	$0.01

Adjusted EBITDA	$5,551	$2,547	$12,915	$7,772
Adjusted EBITDA as % of Total Revenue	9.8%	4.9%	6.1%	4.0%
* A table with a detailed reconciliation to non-GAAP information is provided at the end of this earnings release.
Business Results for the Three Months Ended September 30, 2015 and 2014
In an effort to provide further transparency of our financial information we have expanded our hardware product categories for revenue reporting. Beginning with the first quarter of fiscal 2016, we will transition away from reporting revenue in terms of growth and mature hardware products and will report four product categories: Cellular routers and gateways, RF, Embedded and Network. We believe this is a more meaningful presentation and reflects how we are monitoring our revenue.

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Our cellular product category includes cellular routers and all gateways, and the RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products.

Revenue Detail QTD
(in thousands)	Q4 2015	Q4 2014	Change	% Change
Cellular routers and gateways	$16,218	$11,028	$5,190	47.1
RF	9,558	8,104	1,454	17.9
Embedded	13,219	13,181	38	0.3
Network	13,460	14,681	(1,221)	(8.3)
Total product revenue	52,455	46,994	5,461	11.6
Service	3,991	4,618	(627)	(13.6)
Total revenue	$56,446	$51,612	$4,834	9.4

Growth	$32,395	$25,539	$6,856	26.8
Mature	20,060	21,455	(1,395)	(6.5)
Total product revenue	52,455	46,994	5,461	11.6
Service	3,991	4,618	(627)	(13.6)
Total revenue	$56,446	$51,612	$4,834	9.4

North America, primarily United States	$38,892	$31,644	$7,248	22.9
Europe, Middle East and Africa	10,924	12,356	(1,432)	(11.6)
Asia	5,699	6,014	(315)	(5.2)
Latin America	931	1,598	(667)	(41.7)
Total revenue	$56,446	$51,612	$4,834	9.4
Total revenue grew 9.4% to $56.4 million in the fourth fiscal quarter of 2015 from $51.6 million in the fourth fiscal quarter of 2014.

•
Product revenue increased by $5.4 million, or 11.6% in the fourth fiscal quarter of 2015 compared to the prior year's comparable quarter, driven primarily by cellular router and gateway products and RF modules, which are part of our growth products.

•	Service revenue decreased by $0.6 million, or 13.6% in the fourth fiscal quarter of 2015 compared to the prior year's comparable quarter, primarily in wireless design services.

•
Revenue growth in the quarter was partially offset by a weakening of the Euro and British Pound, as the foreign currency translation from local currencies to the U.S. dollar resulted in a decrease of $0.6 million when compared to the same period in the prior fiscal year.

Gross profit was $26.7 million, or 47.3% of revenue in the fourth fiscal quarter of 2015 compared to $23.6 million, or 45.8% of revenue in the same period of the prior year, an increase of $3.1 million. The increase in gross profit was primarily driven by the strong revenue performance of our hardware products. Hardware product gross margin was approximately 49% in the fourth fiscal quarters of both fiscal 2015 and 2014. Service gross margin improved from 11.4% in the fourth fiscal quarter of 2014 to 26.1% in the fourth fiscal quarter of 2015 due to improved utilization of consulting labor in connection with the restructuring that took place in the second fiscal quarter of 2015.
Operating expenses were $22.4 million, or 39.7% of revenue in the fourth fiscal quarter of 2015, compared to $23.2 million, or 45.0% of revenue, in the same quarter in the prior year. This decrease primarily resulted from cost control management throughout the organization.

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Operating income for the fourth fiscal quarter of 2015 was $4.3 million, or 7.6% of revenue, as compared to an operating income of $0.4 million, or 0.8% of revenue, for the fourth fiscal quarter of 2014. Operating income increased by $3.9 million due to our strong gross profit performance and effective management of operating expenses.
Other (loss) income, net decreased by $0.5 million in the fourth fiscal quarter of 2015 compared to the same quarter in the prior year primarily due to generating net foreign currency transaction losses in the fourth fiscal quarter of 2015 compared to net foreign currency transaction gains in the fourth fiscal quarter of 2014.
Net income was $3.0 million in the fourth fiscal quarter of 2015, or $0.12 per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, in the fourth fiscal quarter of 2014.
Business Results for the Twelve Months Ended September 30, 2015 and 2014

Revenue Detail YTD
(in thousands)	YTD 2015	YTD 2014	Change	% Change
Cellular routers and gateways	$58,666	$39,215	$19,451	49.6
RF	34,373	29,094	5,279	18.1
Embedded	51,063	49,681	1,382	2.8
Network	51,395	54,856	(3,461)	(6.3)
Total product revenue	195,497	172,846	22,651	13.1
Service	17,361	19,855	(2,494)	(12.6)
Total revenue	$212,858	$192,701	$20,157	10.5

Growth	$116,211	$89,908	$26,303	29.3
Mature	79,286	82,938	(3,652)	(4.4)
Total product revenue	195,497	172,846	22,651	13.1
Service	17,361	19,855	(2,494)	(12.6)
Total revenue	$212,858	$192,701	$20,157	10.5

North America, primarily United States	$136,603	$116,421	$20,182	17.3
Europe, Middle East and Africa	47,523	47,729	(206)	(0.4)
Asia	22,907	22,762	145	0.6
Latin America	5,825	5,789	36	0.6
Total revenue	$212,858	$192,701	$20,157	10.5
Total revenue grew 10.5% to a new annual record of $212.9 million in fiscal 2015 from $192.7 million in fiscal 2014.

•
Product revenue increased by $22.7 million, or 13.1%, in fiscal 2015 compared to fiscal 2014. This increase was driven primarily by cellular router and gateway products and RF modules, which are part of our growth products. Network revenue, which is primarily comprised of mature products, decreased by $3.5 million, or 6.3%, and was in line with expectations.

•	Service revenue decreased by $2.5 million, or 12.6%, in fiscal 2015 compared to fiscal 2014 primarily in wireless design services.

•
Total revenue in fiscal 2015 was impacted negatively by $3.2 million when compared to the prior fiscal year due to foreign currency translation. Specifically, a weakening of the Euro and British Pound produced this result.

Operating income for fiscal 2015 was $6.4 million, or 3.0% of revenue, as compared to an operating income of $0.1 million, for fiscal 2014. Operating income increased by $6.3 million and resulted from an increase in gross profit of $7.6 million, partially offset by an increase in operating expenses of $1.3 million. Operating income for fiscal 2015 included restructuring expenses of $0.5 million for our India and Etherios CRM operations as discussed in our earnings release for the second fiscal quarter of 2015.

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Net income was $6.6 million in fiscal 2015, or $0.26 per diluted share, compared to $1.8 million of net income, or $0.07 per diluted share, in fiscal 2014. Adjusted net income was $5.5 million in fiscal 2015, or $0.22 per diluted share, compared to adjusted net income of $0.2 million in fiscal 2014, or $0.01 per diluted share.
Adjusted EBITDA in fiscal 2015 was $12.9 million, or 6.1% of total revenue, compared to $7.8 million, or 4.0% of total revenue, in fiscal 2014.
Please refer to the tables later in this earnings release that provide reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
We continue to maintain a strong balance sheet, highlighted by:

•
Our cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $105.8 million at September 30, 2015, an increase of $13.9 million over the comparable balance at September 30, 2014 and an increase of $5.0 million over the balance at June 30, 2015. Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	We had no debt on the balance sheet as of September 30, 2015.

•	At September 30, 2015, our current ratio was 6.9 to 1 compared to 6.8 to 1 at September 30, 2014.
Corporate Transactions
As previously announced, Digi acquired bluenica on October 5, 2015, a St. Catherines, Ontario-based company focused on temperature monitoring of perishable goods in the food industry.
Also as previously announced, Digi completed the sale of its wholly owned subsidiary, Etherios, Inc., to West Monroe Partners, LLC on October 23, 2015. Digi sold Etherios for $9 million. At the closing of the transaction, the Company received $4 million in cash (less estimated transaction costs of $1.1 million). An additional $3 million is due on the first anniversary of closing and an additional $2 million is due on the second anniversary of the closing. For more information, please refer to the press release dated October 26, 2015. In addition, unaudited pro forma financial statements are included in an 8-K that was filed today.
Both of the above transactions are considered subsequent events and have no impact on our reported fourth fiscal quarter and full year 2015 financial results.
Customer Highlights

•
Honeywell Sensing & Productivity Solutions (S&PS), a global leader providing custom engineered sensors, switches and controls, and productivity solutions built around their high performance data collection solutions including rugged mobile computers, voice-enabled software, barcode scanners, workflow printing, and RFID, has established a strategic relationship with Digi to use our Wireless Vehicle Adapter (WVA) for secure and reliable wireless communications between their Dolphin CT50 and the vehicle bus of class 5-8 commercial trucks for their Transportation Solutions. The Dolphin CT50 is Honeywell’s most advanced enterprise-ready 4G/LTE handheld computer.

•
AgriDry, a leader in the grain bin monitoring market whose products are used globally, selected our ConnectPort® X4 cellular gateways for remote monitoring and management of remotely distributed grain bins.

•
FLIR Systems, Inc. designs, develops, manufactures, markets and distributes technologies that enhance perception and awareness, including professional thermal cameras used to monitor and track the eco-friendliness of residential and commercial buildings. FLIR’s new T1K/T1020 camera is a high-end infrared camera that captures both still images and video footage using our ConnectCore® 6.

•
The North Indiana Commuter Transportation District (NICTD) has selected Digi TransPort® WR44 R cellular routers for installation of WiFi on South Shore train cars for a pilot. We expect NICTD will equip the rest of the fleet of 87 commuter rail cars, as phase two of the project.

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

•
OC Transpo provides comprehensive transit services to nearly one million people in Ottawa with a fleet of over 900 buses and three trains. OC Transpo has selected Digi’s TransPort® WR44 R cellular routers for its onboard video system. This will allow live video feed during emergencies and offload recorded video from daily routes.

•
Cool Creek Energy and Rocky Mountain Energy offers fuel and lubricant products for a wide range of industries including agriculture, rail, forestry, residential, mining and construction. The organization, a regional distributor for all Mobil products, has selected Digi Connect Tank, a fully integrated cellular-enabled remote access tank level sensor, to reduce truck rolls, improve operational efficiencies, and ensure customers' diesel tanks are always full.

New Product Introductions
Accelerating the pace of new product innovation is a key component of Digi’s strategy for profitable growth.  In the fiscal fourth quarter, we introduced several new products, including new variants of the ARM-based ConnectCore® 6 System on Module (SOM), which were driven by specific customers’ deployment requirements. In conjunction with one of our global distributors, DigiKey Electronics, we also introduced new XBee developer kits for the OEM and maker markets.

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Non-GAAP Financial Measures

Reconciliation of Net Income and Net Income per Diluted Share
to Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended September 30,				Twelve months ended September 30,
	2015		2014		2015		2014
Net income and net income per common share, diluted	$2,985	$0.12	$426	$0.02	$6,588	$0.26	$1,751	$0.07
Restructuring reserve, net of taxes	—	—	—	—	331	0.01	53	NM
Gain from insurance recovery, net of taxes	—	—	—	—	(894)	(0.04)	—	—
Discrete tax provision (benefits) (1)	22	NM	(7)	NM	(570)	(0.02)	(1,588)	(0.06)
Adjusted net income and adjusted net income per diluted share (2)	$3,007	$0.12	$419	$0.02	$5,455	$0.22	$216	$0.01
Diluted weighted average common shares		25,846		24,988		25,227		25,730
NM means Not Meaningful

(1)
Discrete tax provision (benefits) include extended research and development tax credits and expiration of statute of limitations in various tax jurisdictions, re-measurement and reversal of certain tax reserves as a result of a federal income tax audit, and adjustment of state rate on net deferred tax assets.

(2)	Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Reconciliation of Net Income to Adjusted EBITDA
(In thousands of dollars)

	Three months ended September 30,				Twelve months ended September 30,
	2015		2014		2015		2014
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$56,446	100.0%	$51,612	100.0%	$212,858	100.0%	$192,701	100.0%

Net income	$2,985		$426		$6,588		$1,751
Gain from insurance recovery	—		—		(1,375)		—
Interest income, net	(80)		(44)		(214)		(171)
Income tax provision (benefit)	1,243		500		2,057		(954)
Depreciation and amortization	1,403		1,665		5,859		7,146
Adjusted EBITDA	$5,551	9.8%	$2,547	4.9%	$12,915	6.1%	$7,772	4.0%

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Fiscal 2016 Guidance
For the first fiscal quarter of 2016, we project revenue from continuing operations to be in the range of $49 million to $52 million, an increase of 4% to 10%. We project net income per diluted share from continuing operations to be in the range of $0.05 to $0.09 for the first fiscal quarter of 2016.
For the full fiscal year 2016, Digi projects revenue from continuing operations to be in a range of $209 million to $223 million, an increase of 3% to 10%. Digi projects net income per diluted share from continuing operations to be in a range of $0.28 to $0.44.
We anticipate net income from discontinued operations for the fiscal year of approximately $4 million, net of tax, or $0.16 per diluted share. This is entirely comprised of our projected gain from the sale of Etherios CRM of approximately $4 million net of tax, or $0.16 per diluted share. This gain will be included in discontinued operations in the first fiscal quarter. We do not expect any financial impact from discontinued operations in the subsequent three quarters.
Fourth Fiscal Quarter and Full Year 2015 Conference Call Details
As announced on October 8, 2015, Digi will discuss its fourth fiscal quarter and full year results on a conference call on Thursday, October 29, 2015 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
We invite all those interested in hearing management's discussion of its quarter and full year to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 57371834. International participants may access the call by dialing (262) 912-4765 and entering passcode 57371834. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 57371834 when prompted. A replay of the webcast will be available through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is your mission-critical M2M solutions expert, providing the industry's broadest range of wireless products, a cloud computing platform tailored for devices, and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2014 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share, and adjusted EBITDA, each of which is a non-GAAP measures.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and net income per diluted share, respectively, exclusive of such items as reversals of tax reserves and discrete tax benefits, restructuring, and gain from insurance recovery permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measure to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014
Revenue:
Hardware product	$52,455	$46,994	$195,497	$172,846
Service	3,991	4,618	17,361	19,855
Total revenue	56,446	51,612	212,858	192,701
Cost of sales:
Cost of hardware product	26,816	23,875	101,155	85,737
Cost of service	2,948	4,090	13,672	16,480
Total cost of sales	29,764	27,965	114,827	102,217
Gross profit	26,682	23,647	98,031	90,484
Operating expenses:
Sales and marketing	9,019	10,099	39,544	40,576
Research and development	8,332	7,868	32,047	29,789
General and administrative	5,066	5,254	19,514	19,913
Restructuring charges, net	—	—	509	81
Total operating expenses	22,417	23,221	91,614	90,359
Operating income	4,265	426	6,417	125
Other (loss) income, net:
Interest income, net	80	44	214	171
Other (loss) income, net	(117)	456	2,014	501
Total other (loss) income, net	(37)	500	2,228	672
Income before income taxes	4,228	926	8,645	797
Income tax provision (benefit)	1,243	500	2,057	(954)
Net income	$2,985	$426	$6,588	$1,751
Net income per common share:
Basic	$0.12	$0.02	$0.27	$0.07
Diluted	$0.12	$0.02	$0.26	$0.07
Weighted average common shares:
Basic	24,998	24,715	24,645	25,345
Diluted	25,846	24,988	25,227	25,730

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014
Net income	$2,985	$426	$6,588	$1,751
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(165)	(3,259)	(4,323)	(2,713)
Change in net unrealized (loss) gain on investments	(19)	(19)	(21)	43
Less income tax benefit (provision)	6	7	7	(17)
Reclassification of realized loss on investments included in net income (1)	—	—	1	—
Other comprehensive loss, net of tax	(178)	(3,271)	(4,336)	(2,687)
Comprehensive income (loss)	$2,807	$(2,845)	$2,252	$(936)
(1) Recorded in Other (loss) income, net on our Condensed Consolidated Statements of Operations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$45,018	$47,490
Marketable securities	47,191	32,898
Accounts receivable, net	29,205	28,576
Inventories	31,877	31,247
Deferred tax assets	3,379	3,221
Other	3,515	4,249
Total current assets	160,185	147,681
Marketable securities, long-term	13,626	11,541
Property, equipment and improvements, net	14,357	13,231
Identifiable intangible assets, net	4,179	6,785
Goodwill	102,097	103,398
Deferred tax assets	5,666	7,383
Other	250	440
Total assets	$300,360	$290,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,723	$10,451
Income taxes payable	828	—
Accrued compensation	11,502	8,133
Other	4,136	3,170
Total current liabilities	23,189	21,754
Income taxes payable	1,546	2,724
Deferred tax liabilities	135	272
Other noncurrent liabilities	552	411
Total liabilities	25,422	25,161

Total stockholders’ equity	274,938	265,298
Total liabilities and stockholders’ equity	$300,360	$290,459

Digi International Reports Fourth Fiscal Quarter and Full Year 2015 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve months ended September 30,
	2015	2014
Operating activities:
Net income	$6,588	$1,751
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,949	3,557
Amortization of identifiable intangible assets	2,910	3,589
Stock-based compensation	4,301	4,330
Excess tax benefits from stock-based compensation	—	(44)
Deferred income tax provision (benefit)	(769)	(2,783)
Gain on insurance settlement related to property and equipment	(1,375)	—
Bad debt/product return provision	357	98
Inventory obsolescence	1,284	860
Restructuring charges, net	509	81
Other	87	3
Changes in operating assets and liabilities	(2,767)	(9,633)
Net cash provided by operating activities	14,074	1,809
Investing activities:
Purchase of marketable securities	(54,427)	(27,420)
Proceeds from maturities of marketable securities	38,028	47,420
Proceeds from insurance settlement related to property and equipment	1,400	—
Proceeds from sale of property and equipment	45	—
Purchase of property, equipment, improvements and certain other intangible assets	(4,500)	(3,421)
Net cash (used in) provided by investing activities	(19,454)	16,579
Financing activities:
Excess tax benefits from stock-based compensation	—	44
Proceeds from stock option plan transactions	6,559	3,689
Proceeds from employee stock purchase plan transactions	925	1,009
Purchases of common stock	(2,339)	(15,702)
Net cash provided by (used in) financing activities	5,145	(10,960)
Effect of exchange rate changes on cash and cash equivalents	(2,237)	(1,258)
Net (decrease) increase in cash and cash equivalents	(2,472)	6,170
Cash and cash equivalents, beginning of period	47,490	41,320
Cash and cash equivalents, end of period	$45,018	$47,490